NEWS

Charter First Quarter 2012 Results
Strong Customer Growth Demonstrates Progress on Strategic Initiatives

St. Louis, Missouri - May 8, 2012 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2012.

First quarter highlights:

•
Total customer relationships grew 99,000 in the first quarter, more than triple the gain of 29,000 in the year-ago first quarter. Charter added 141,000 residential Internet customers compared to a gain of 90,000 in the prior year, and added 20,000 residential video customers compared to a loss of 24,000 a year ago.

•
First quarter revenues of $1.827 billion grew 2.8% on a pro forma[1] basis and 3.2% on an actual basis compared to the first quarter of 2011, driven by strong customer growth within the first quarter of 2012 offset by net video customer losses in the trailing twelve month period.

•
Commercial revenues continued to accelerate year-over-year, growing 20.5% on both a pro forma and actual basis for the quarter, driven by continued growth in small and medium businesses along with increased sales to carrier customers.

•
Adjusted EBITDA[2] was $652 million, 2.0% lower on a pro forma basis and 1.7% lower on an actual basis compared to prior year reflecting increased costs associated with higher customer growth and programming. Net loss totaled $94 million in the first quarter 2012.

•	Free cash flow[2] for the quarter was $102 million and cash flows from operating activities were $454 million.

"Charter reported solid first quarter performance driven by continued improvements in customer trends as we build on the momentum gained in 2011," said Tom Rutledge, President and Chief Executive
Officer. "We are effectively executing on our strategic priorities of delivering a great customer experience, capitalizing on our market-leading Internet product, improving our video and voice products, and growing our commercial business.  We are accelerating certain initiatives, including driving digital penetration through additional HD channel launches, a more simplified packaging and pricing structure, and an enhanced product offering, all of which provide more value to our customers.  We will move quickly to capitalize on these opportunities and leverage our powerful network to grow our business."

1 Pro forma results are described below in the “Use of Non-GAAP Financial Metrics” section and are provided in the addendum of this news release.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual	Pro forma
	March 31, 2012 (a)	March 31, 2011 (a)	Y/Y Change
Footprint
Estimated Homes Passed Video (b)	11,988	11,892	1%
% Switched Digital Video	87%	64%	23 ppts

Estimated Homes Passed Internet (b)	11,650	11,541	1%
% DOCSIS 3.0	94%	70%	24 ppts

Estimated Homes Passed Phone (b)	10,899	10,728	2%

Customers
Residential Customer Relationships (c)	5,013	4,970	1%
Commercial Customer Relationships (c)(e)	311	292	7%
Total Customer Relationships (c)(e)	5,324	5,262	1%

Residential Non-Video Customers	849	640	33%
% Non-Video	16.9%	12.9%	4.0 ppts

Service and Revenue Generating Units (f)
Video (d)	4,164	4,330	-4%
Internet (g)	3,633	3,353	8%
Phone (h)	1,822	1,746	4%
Residential PSUs (i)	9,619	9,429	2%
Residential PSU / Customer Relationships (c)(i)	1.92	1.90

Video (d)(e)	177	181	-2%
Internet (g)	169	142	19%
Phone (h)	85	64	33%
Commercial PSUs (i)	431	387	11%

Digital Video RGUs (j)	3,473	3,401	2%

Total RGUs	13,523	13,217	2%

Net Additions/(Losses) (k)
Video (d)	20	(24)	NM*
Internet (g)	141	90	57%
Phone (h)	31	24	29%
Residential PSUs (i)	192	90	113%

Video (d)(e)	7	4	75%
Internet (g)	6	3	100%
Phone (h)	6	4	50%
Commercial PSUs (i)	19	11	73%

Digital Video RGUs (j)	63	30	110%

Total RGUs	274	131	109%

Residential ARPU
Video (l)	$71.89	$70.86	1%
Internet (l)	$42.26	$41.80	1%
Phone (l)	$40.10	$40.93	-2%
Revenue per Customer Relationship (m)	$104.95	$104.26	1%
Total Revenue per Video Customer (n)	$146.77	$136.66	7%

Residential Penetration Statistics
Video Penetration of Homes Passed Video (o)	34.7%	36.4%	-1.7 ppts
Internet Penetration of Homes Passed Internet (o)	31.2%	29.1%	2.1 ppts
Phone Penetration of Homes Passed Phone (o)	16.7%	16.3%	0.4 ppts
Bundled Penetration (p)	62.9%	61.2%	1.7 ppts
Triple Play Penetration (q)	28.9%	28.4%	0.5 ppts
Digital Penetration (r)	83.1%	78.3%	4.8 ppts

* Not meaningful

Footnotes
See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

We added 86,000 residential customer relationships in the quarter. We continue to see additional opportunities to drive higher customer penetration by stabilizing the video customer base with product and customer experience enhancements, as well as upgrading existing video and data customer relationships. The percentage of our residential customers subscribing to more than one product grew to 62.9% at March 31, 2012 as we continue to emphasize our packaged services, which strengthen retention and increase revenue per household. Residential primary service units (“PSUs”) grew by 192,000 in the first quarter of 2012 driven by increases in video, Internet and phone. Residential revenue per customer relationship was $104.95 for the quarter just ended compared to $104.26 a year ago.

In a seasonally strong first quarter, we grew residential video customers by 20,000, the first quarterly gain in 5 years. We are focused on increasing digital penetration and expanding our product offerings, including accelerated roll-out of HD content, to further improve our customer trends. At the end of March, 83.1% of our video customers received digital service. Video average monthly revenue per customer ("ARPU") was $71.89 for the first quarter of 2012, up 1.5% year-over-year driven by higher advanced services penetration and price adjustments.

We delivered strong growth in Internet as we continued to improve our market share with our speed and performance advantages. We added 141,000 residential Internet customers in the first quarter of 2012 compared to 90,000 last year. Approximately 95% of our Internet customers have a broadband plan of 15Mbps or higher with approximately 28% relying on our home networking service. Internet ARPU of $42.26 increased 1.1% compared to the year-ago quarter primarily due to growth in home networking offset by promotional offers to drive customer relationships.

During the first quarter of 2012, we added 31,000 phone customers, up 29.2% from the first quarter of 2011, and up 14.8% from the fourth quarter of 2011. We continue to aggressively market and drive uptake of our phone product, particularly with existing customers, which benefits retention. Phone ARPU of $40.10 decreased approximately 2.0% year-over-year due to increased value-based packages.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended March 31,
	2012	2011		2011
	Actual	Actual	% Change	Pro forma (a)	% Change
REVENUES:
Video	$895	$917	(2.4)%	$922	(2.9)%
Internet	452	413	9.4%	415	8.9%
Telephone	217	212	2.4%	213	1.9%
Commercial	153	127	20.5%	127	20.5%
Advertising Sales	66	62	6.5%	62	6.5%
Other	44	39	12.8%	39	12.8%
Total Revenues	$1,827	$1,770	3.2%	$1,778	2.8%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (b)	814	768	6.0%	772	5.4%
Selling, general and administrative (excluding stock compensation expense) (c)	361	339	6.5%	341	5.9%
	1,175	1,107	6.1%	1,113	5.6%

Adjusted EBITDA	$652	$663	(1.7)%	$665	(2.0)%

Adjusted EBITDA margin	35.7%	37.5%		37.4%

Capital Expenditures	$340	$356		$356
% Total Revenues	18.6%	20.1%		20.0%

Net loss	$(94)	$(110)		$(111)
Loss per common share, basic and diluted	$(0.95)	$(0.97)		$(0.97)

Net cash flows from operating activities	$454	$447		$449
Free cash flow	$102	$72		$74

Footnotes
(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.
(b) Operating expenses include programming, service, and advertising sales expenses.
(c) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA and free cash flow are defined in the "Use of Non-GAAP Financial Metrics" section and are reconciled to net loss and cash flows from operating activities, respectively, in the addendum of this news release.

Revenue

First quarter 2012 revenues rose to $1.827 billion, up 2.8% on a pro forma basis and 3.2% on an actual basis compared to the year-ago quarter as we continued to grow our Internet, commercial, and phone businesses and increase sales of bundled services.

Video revenues totaled $895 million in the first quarter, a decrease of 2.9% on a pro forma basis and 2.4% on an actual basis compared to the prior-year period. Video revenues declined as a result of net video customer losses in the past twelve months and declines in premium and video on demand revenue. First quarter 2012 Internet revenues were $452 million, up 8.9% on a pro forma basis and 9.4% on an actual basis year-over-year, due to the addition of 280,000 Internet customers and increased home networking revenue. Telephone revenues totaled $217 million, up 1.9% on a pro forma basis and 2.4% on an actual basis over first quarter 2011 as we added 76,000 phone customers.

Commercial revenues grew to $153 million, increasing 20.5% year-over-year on a pro forma and actual basis, supported by improved sales productivity, increased line extensions for carrier and small and medium business customers, and deployment of DOCSIS 3.0, which enables us to deliver higher speeds and improved reliability to our non-fiber commercial customers.

Advertising sales revenues were $66 million for the first quarter of 2012, a 6.5% increase on a pro forma and actual basis compared to the first quarter of 2011 primarily driven by a change to account for revenues received from selling advertising for third parties on a gross basis rather than a net basis.

Operating Costs and Expenses

First quarter operating costs and expenses increased 5.6% on a pro forma basis and 6.1% on an actual basis compared to the year-ago period, primarily related to increases in programming and other operating expenses. First quarter programming expenses increased $22 million on a pro forma basis and $25 million on an actual basis year over year reflecting contractual programming increases, partially offset by customer losses in 2011. Other operating expenses increased in the first quarter of 2012 primarily related to increased costs associated with customer growth, including marketing, sales and reconnect expenses, and higher labor costs related to the upfront investments in our customer experience transformation. We expect these investments to contribute to our growth in the future.

Adjusted EBITDA

First quarter adjusted EBITDA of $652 million decreased 2.0% on a pro forma basis and 1.7% on an actual basis compared to the year-ago quarter. Adjusted EBITDA margin declined to 35.7% for the first quarter of 2012 compared to 37.4% on a pro forma basis and 37.5% on an actual basis in the year-ago quarter. Margin was impacted by increased customer acquisition activity, as we incurred the upfront costs associated with strong customer growth, as well as investments in customer experience and the programming expense drivers mentioned above.

Net Loss

Net loss was $94 million in the first quarter of 2012, compared to $111 million on a pro forma basis and $110 million on an actual basis in the year-ago period. Net loss decreased primarily due to a decrease in loss on extinguishment of debt partially offset by higher depreciation and amortization. Net loss per common share was $0.95 in the first quarter of 2012 compared to $0.97 on a pro forma and actual basis during the same period last year. The decline is due to the decrease in net loss offset by a decrease in weighted average shares outstanding as a result of the repurchase of 14.6 million Charter Class A shares.

Capital Expenditures

First quarter property, plant and equipment expenditures were $340 million compared to $356 million in 2011. The decrease was primarily due to timing of infrastructure spend offset by investments in customer premise equipment and installations to support customer growth. During 2012, we currently expect capital expenditures to be between $1.4 billion and $1.5 billion.

Cash Flow

Net cash flows from operating activities totaled $454 million, compared to $449 million on a pro forma basis and $447 million on an actual basis in the first quarter of 2011. The increase in net cash flows from operating activities was driven by a $31 million higher contribution from working capital, excluding changes in accrued capital expenditures and interest, partially offset by a $14 million increase in cash paid for interest and lower adjusted EBITDA.

Free cash flow for the first quarter of 2012 was $102 million, compared to $74 million on a pro forma basis and $72 million on an actual basis in the same period last year. The increase was driven by higher net cash flows from operating activities and lower capital expenditures.

In the first quarter of 2012, Charter issued $750 million of 6.625% senior unsecured notes due 2022. The net proceeds of the notes, along with a $500 million delayed draw on the senior secured Term Loan A due 2017, were used to tender for $300 million of Charter Communications Operating, LLC's ("Charter Operating") 8% senior second lien notes due 2012, $294 million of Charter Operating's 10.875% senior second lien notes due 2014 ("2014 Notes") and $334 million of CCH II, LLC's 13.5% senior notes due 2016, as well as to repay amounts outstanding under our revolving credit facility. In March 2012, Charter Operating redeemed all of the remaining 2014 Notes.

In April 2012, Charter entered into a $750 million Term Loan D due 2019 at an interest rate of LIBOR plus 300 basis points with a LIBOR floor of 1%, and a price of 99.5. The proceeds were used to refinance the Company's existing Term Loan B-1 and Term Loan B-2, both due 2014, with the remaining amount used to pay down a portion of our existing Term Loan C due 2016. We concurrently refinanced our existing $1.3 billion revolving credit facility due 2015, with a new $1.15 billion revolving credit facility due 2017, at an interest rate of LIBOR plus 225 basis points. Additional amounts drawn under the new facility were used to pay transaction related fees and expenses. Charter also entered into an amendment and restatement of Charter Operating's existing credit agreement to reflect the foregoing transactions, as well as certain other amendments. In April 2012, the Company entered into $1.1 billion in notional amounts of delayed start interest rate swap agreements, extending a portion of the interest rate swap portfolio.

Conference Call

Charter will host a conference call on Tuesday, May 8, 2012 at 11:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 66091673.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on May 22, 2012. The conference ID code for the replay is 66091673.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for three months ended March 31, 2012 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, adjusted EBITDA less capital expenditures and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, and other expenses, such as special charges and loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. Adjusted EBITDA less capital expenditures is defined as Adjusted EBITDA minus purchases of property, plant and equipment. Adjusted EBITDA and adjusted EBITDA less capital expenditures are used by management and the Company's Board to evaluate the performance of the Company's business. For this reason, they are significant components of Charter's annual incentive compensation program. However, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. Management evaluates these costs through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

The Company believes that adjusted EBITDA and free cash flow provide information useful to investors in assessing Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $41 million and $35 million for the three months ended March 31, 2012 and 2011, respectively.

In addition to the actual results for the three months ended March 31, 2012 and 2011, we have provided pro forma results in this release for the three months ended March 31, 2011. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011. Pro forma statements of operations for the three months ended March 31, 2011; and pro forma customer statistics as of March 31, 2011; are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "create" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and free cash flow by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•	the development and deployment of new products and technologies;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, and digital subscriber line (“DSL”) providers and competition from video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended March 31,
	2012	2011		2011
	Actual	Actual	% Change	Pro forma (a)	% Change
REVENUES:
Video	$895	$917	(2.4)%	$922	(2.9)%
Internet	452	413	9.4%	415	8.9%
Telephone	217	212	2.4%	213	1.9%
Commercial	153	127	20.5%	127	20.5%
Advertising Sales	66	62	6.5%	62	6.5%
Other	44	39	12.8%	39	12.8%
Total Revenues	$1,827	$1,770	3.2%	$1,778	2.8%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (b)	814	768	6.0%	772	5.4%
Selling, general and administrative (excluding stock compensation expense) (c)	361	339	6.5%	341	5.9%
	1,175	1,107	6.1%	1,113	5.6%

Adjusted EBITDA	652	663	(1.7)%	665	(2.0)%

Adjusted EBITDA margin	35.7%	37.5%		37.4%

Depreciation and amortization	408	383		386
Stock compensation expense	11	6		6
Other operating expenses, net	3	5		5

Income from operations	230	269		268

OTHER EXPENSES:
Interest expense, net	(237)	(233)		(233)
Loss on extinguishment of debt	(15)	(67)		(67)
Other expense, net	(1)	—		—
	(253)	(300)		(300)

Loss before income taxes	(23)	(31)		(32)

Income tax expense	(71)	(79)		(79)

Net loss	$(94)	$(110)		$(111)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.95)	$(0.97)		$(0.97)

Weighted average common shares outstanding, basic and diluted	99,432,960	113,224,303		113,224,303

(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.

(b) Operating expenses include programming, service, and advertising sales expenses.

(c) Selling, general and administrative expenses include general and administrative and marketing expenses.

March 31, 2011. Pro forma revenues, operating costs and expenses and net loss increased by $8 million, $6 million and $1 million, respectively, for the three months ended March 31, 2011.

Certain prior year amounts have been reclassified to conform with the 2012 presentation, including the reflection of revenues earned from customers residing in multi-dwelling residential structures from commercial revenues to video and Internet revenues.

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. First Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31, 2012	December 31, 2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4	$2
Restricted cash and cash equivalents	27	27
Accounts receivable, net	231	272
Prepaid expenses and other current assets	76	69
Total current assets	338	370

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	6,906	6,897
Franchises	5,291	5,288
Customer relationships, net	1,634	1,704
Goodwill	954	954
Total investment in cable properties, net	14,785	14,843

OTHER NONCURRENT ASSETS	396	392

Total assets	$15,519	$15,605

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,140	$1,153
Total current liabilities	1,140	1,153

LONG-TERM DEBT	12,802	12,856
DEFERRED INCOME TAXES	917	847
OTHER LONG-TERM LIABILITIES	334	340

SHAREHOLDERS’ EQUITY	326	409

Total liabilities and shareholders’ equity	$15,519	$15,605

Addendum to Charter Communications, Inc. First Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(94)	$(110)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	408	383
Noncash interest expense	14	12
Loss on extinguishment of debt	15	67
Deferred income taxes	70	77
Other, net	11	7
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	40	24
Prepaid expenses and other assets	(8)	(9)
Accounts payable, accrued expenses and other	(2)	(4)
Net cash flows from operating activities	454	447

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(340)	(356)
Change in accrued expenses related to capital expenditures	(12)	(19)
Other, net	(13)	(6)
Net cash flows from investing activities	(365)	(381)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,469	1,846
Repayments of long-term debt	(1,539)	(1,666)
Payments for debt issuance costs	(10)	(22)
Purchase of treasury stock	(3)	(207)
Other, net	(4)	5
Net cash flows from financing activities	(87)	(44)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2	22
CASH AND CASH EQUIVALENTS, beginning of period	29	32
CASH AND CASH EQUIVALENTS, end of period	$31	$54

CASH PAID FOR INTEREST	$216	$202

Addendum to Charter Communications, Inc. First Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except ARPU and penetration data)

	Approximate as of
	Actual		Pro forma
	March 31, 2012 (a)	December 31, 2011 (a)	March 31, 2011 (a)
Footprint
Estimated Homes Passed Video (b)	11,988	11,960	11,892
% Switched Digital Video	87%	86%	64%
Estimated Homes Passed Internet (b)	11,650	11,634	11,541
% DOCSIS 3.0	94%	93%	70%
Estimated Homes Passed Phone (b)	10,899	10,871	10,728

Customers
Residential Customer Relationships (c)	5,013	4,927	4,970
Commercial Customer Relationships (c)(e)	311	298	292
Total Customer Relationships (c)(e)	5,324	5,225	5,262
Residential Non-Video Customers	849	783	640
% Non-Video	16.9%	15.9%	12.9%

Service and Revenue Generating Units (f)
Video (d)	4,164	4,144	4,330
Internet (g)	3,633	3,492	3,353
Phone (h)	1,822	1,791	1,746
Residential PSUs (i)	9,619	9,427	9,429
Residential PSU / Customer Relationships (c)(i)	1.92	1.91	1.90

Video (d)(e)	177	170	181
Internet (g)	169	163	142
Phone (h)	85	79	64
Commercial PSUs (i)	431	412	387
Digital Video RGUs (j)	3,473	3,410	3,401
Total RGUs	13,523	13,249	13,217

Net Additions/(Losses) (k)
Video (d)	20	(44)	(24)
Internet (g)	141	68	90
Phone (h)	31	27	24
Residential PSUs (i)	192	51	90

Video (d)(e)	7	(3)	4
Internet (g)	6	7	3
Phone (h)	6	5	4
Commercial PSUs (i)	19	9	11
Digital Video RGUs (j)	63	9	30
Total RGUs	274	69	131

Residential ARPU
Video (l)	$71.89	$72.21	$70.86
Internet (l)	$42.26	$42.65	$41.80
Phone (l)	$40.10	$40.72	$40.93
Revenue per Customer Relationship (m)	$104.95	$105.73	$104.26
Total Revenue per Video Customer (n)	$146.77	$146.84	$136.66

Residential Penetration Statistics
Video Penetration of Homes Passed Video (o)	34.7%	34.6%	36.4%
Internet Penetration of Homes Passed Internet (o)	31.2%	30.0%	29.1%
Phone Penetration of Homes Passed Phone (o)	16.7%	16.5%	16.3%
Bundled Penetration (p)	62.9%	62.3%	61.2%
Triple Play Penetration (q)	28.9%	29.1%	28.4%
Digital Penetration (r)	83.1%	82.0%	78.3%

Pro forma operating statistics reflect certain acquisitions of cable systems in 2011 as if such transactions had occurred as of the last day of the respective period for all periods presented. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain other dispositions or acquisitions of assets because those transactions did not significantly impact Charter's revenue and operating costs and expenses.

At March 31, 2011, actual residential video customers, Internet customers, and phone customers were 4,302,000, 3,334,000, and 1,741,000, respectively; actual commercial video customers, Internet customers, and phone customers were 181,000, 133,000, and 64,000, respectively; and actual digital RGUs were 3,392,000.

See footnotes to unaudited summary of operating statistics on page 5 of this addendum.

Addendum to Charter Communications, Inc. First Quarter 2012 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2012, December 31, 2011 and March 31, 2011, customers include approximately 11,500, 18,600 and 12,500 customers, respectively, whose accounts were over 60 days past due in payment, approximately 1,500, 2,500 and 1,700 customers, respectively, whose accounts were over 90 days past due in payment and approximately 1,300, 1,400 and 1,100 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
“Homes Passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated. "Homes passed" exclude commercial units passed by our cable distribution network. These estimates are updated for all periods presented when estimates change.

(c)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and phone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA). Commercial customer relationships includes video customers in commercial structures, which are calculated on an EBU basis (see footnote (e)) and non-video commercial customer relationships.

(d)
"Video Customers” represent those customers who subscribe to our video services. Effective January 1, 2012, Charter revised its reporting of customers whereby customers residing in multi-dwelling residential structures are now included in residential customer relationships and PSUs (see footnote (i)) rather than commercial. Further, residential PSUs and customer relationships are no longer calculated on an EBU (see footnote (e)) basis but are based on separate billing relationships. The impact of these changes increased residential customer relationships and PSUs and reduced commercial customer relationships and PSUs, with an overall net decrease to total customer relationships and PSUs. Prior periods were reclassified to conform to the 2012 presentation.

(e)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators (MSOs). As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers.

(f)
"Revenue Generating Units" or "RGUs" represent the total of all basic video, digital video, Internet and phone customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as basic video and digital video) would be treated as two RGUs, and if that customer added Internet service, the customer would be treated as three RGUs. This statistic is computed in accordance with the guidelines of the NCTA.

(g)	"Internet Customers" represent those customers who subscribe to our Internet service.

(h)	"Phone Customers" represent those customers who subscribe to our phone service.

(i)	"Primary Service Units" or "PSUs" represent the total of video, Internet and phone customers.

(j)	"Digital Video RGUs" include all video customers that rent one or more digital set-top boxes or cable cards.

(k)	"Net Additions/(Losses)" represent the pro forma net gain or loss in the respective quarter for the service indicated.

(l)
"Average Monthly Revenue per Customer" or "ARPU" represents quarterly pro forma revenue for the service indicated divided by three divided by the average number of pro forma customers for the service indicated during the respective quarter.

(m)
"Revenue per Customer Relationship" is calculated as total residential video, Internet and phone quarterly pro forma revenue divided by three divided by average residential customer relationships during the respective quarter.

(n)	"Total Revenue per Video Customer" is calculated as total quarterly pro forma revenue divided by three divided by average pro forma residential video customers during the respective quarter.

(o)	"Penetration" represents residential customers as a percentage of homes passed for the service indicated.

(p)
"Bundled Penetration" represents the percentage of residential customers receiving a combination of at least two different types of service, including Charter's video service, Internet service or phone. "Bundled Penetration" does not include residential customers who only subscribe to video service.

(q)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and phone, as a % of residential customer relationships.

(r)	"Digital Penetration" represents the number of residential digital video RGUs as a percentage of residential video customers.

Addendum to Charter Communications, Inc. First Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2012	2011	2011
	Actual	Actual	Pro Forma (a)

Net loss	$(94)	$(110)	$(111)
Plus: Interest expense, net	237	233	233
Income tax expense	71	79	79
Depreciation and amortization	408	383	386
Stock compensation expense	11	6	6
Loss on extinguishment of debt	15	67	67
Other, net	4	5	5

Adjusted EBITDA (b)	652	663	665
Less: Purchases of property, plant and equipment	(340)	(356)	(356)

Adjusted EBITDA less capital expenditures	$312	$307	$309

Net cash flows from operating activities	$454	$447	$449
Less: Purchases of property, plant and equipment	(340)	(356)	(356)
Change in accrued expenses related to capital expenditures	(12)	(19)	(19)

Free cash flow	$102	$72	$74

(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.

(b) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2012	2011

Customer premise equipment (a)	$173	$157
Scalable infrastructure (b)	79	122
Line extensions (c)	26	20
Upgrade/Rebuild (d)	7	5
Support capital (e)	55	52

Total capital expenditures (f)	$340	$356

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)	Total capital expenditures includes $38 million and $27 million of capital expenditures related to commercial services for the three months ended March 31, 2012 and 2011, respectively.

Addendum to Charter Communications, Inc. First Quarter 2012 Earnings Release